Exhibit 99.1

3M Amends Zero Coupon Senior Convertible Notes Due 2032

— Will Add Cash Interest Payments Through November 2007 —

ST. PAUL, Minn. —November 16, 2005 — 3M Company announced today that it amended the terms of its Liquid Yield Option™ Notes due 2032 (Zero Coupon – Senior) (the “Notes”).  The amendment adds cash interest payments for the next 24 months through November 2007 to holders of the Notes who do not require 3M to purchase their Notes on November 21, 2005.

This cash interest, at the rate of 2.40% per annum of the principal amount at maturity ($1,000) of the Notes, is the equivalent of 2.75% per annum of $873.86, the Notes’ accreted value on November 21, 2005.  These payments will be made semi-annually in arrears on May 22, 2006, November 22, 2006, May 22, 2007 and November 22, 2007 to holders of record on the fifteenth calendar day next preceding each such interest payment date.  The specific terms of the payments are set forth in a supplemental indenture, which will be filed with the Securities and Exchange Commission on Form 8-K.  The Form 8-K will also include a summary of certain U.S. federal income tax consequences of the amendment to the terms of the Notes.

Holders of the Notes have the right to require 3M to purchase the Notes at their accreted value on November 21, 2005 and each November 21 of 2007, 2012, 2017, 2022 and 2027.  Holders who validly submit a purchase notice by November 18, 2005 and do not withdraw that notice in accordance with The Depository Trust Company’s procedures by November 21, 2005 will receive the Purchase Price of $873.86 per $1,000 Principal Amount at Maturity of Notes redeemed, in cash, on November 22, 2005.

Holders should discuss with their tax advisors the tax implications of 3M’s amendment to the terms of the Notes.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 69,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M, St. Paul
Investor Contacts:
Mark Colin, 651-733-8206
or
Bruce Jermeland, 651-733-1807
or
Media Contact:

Jacqueline Berry, 651-733-3611